Exhibit 99.1

Contact:
Richard K. Arter Investor Relations 941-362-1200
Richard J. Dobbyn Chief Financial Officer 941-362-1200

Sun Hydraulics Corporation Fourth Quarter Sales Increased 14% over Last Year and Order Trends Continue to Improve Investor Open House to be Held February 11th

SARASOTA, FLA, February 4, 2004 — Sun Hydraulics Corporation (NASDAQ: SNHY), in preparation for its Investor Open House next week, today released preliminary sales and order information for the fourth quarter ended December 27, 2003. Sales in the fourth quarter were $17.6 million, an increase of $2.1 million, or 14%, over the fourth quarter of 2002. Annual sales for 2003 were $70.8 million, an increase of $6.3 million, or 10%, compared to 2002 sales of $64.5 million. All sales figures are un-audited and management’s prior estimate of fourth quarter earnings of $0.08 remains unchanged.

Fourth quarter by business segment

The 14% increase in sales in the fourth quarter 2003 over 2002, was comprised of a 7% increase in the United States, an 18% increase in the United Kingdom, a 30% increase in Korea, and a 43% increase in Germany.

Year to date by business segment

The 10% increase in sales for the year 2003 over 2002, was across all business segments. The United States increased 4%, the United Kingdom increased 11%, Korea increased 16% and Germany increased 40%.

Commenting on 2003 results, Sun’s President and CEO Allen Carlson said, “The strong finish in the fourth quarter is exciting and, we believe, a good signal that there will be continued strength in 2004. January orders are in and look good and business indicators are favorable. We are finally beginning to see U.S. orders climb, with no indication that the international order rate will diminish.”

January 2004 orders

January 2004 orders were $6.0 million; a 22% increase compared to January 2003 orders. The increase was comprised of a 20% increase in U.S. orders, a 9% increase in the UK, a 48% increase in Germany and a 26% increase in Korea.

“We are looking forward to an upbeat year,” Carlson continued. “We have spent the last three years investing in our people, processes and capabilities and we look forward to reaping the benefits of these investments.”

Investor Open House

On Wednesday, February 11, 2004, Sun Hydraulics will host an Investor Open House at the Company’s facility at 701 Tallevast Road, Sarasota, Florida, between the hours of 4:00 PM and 6:00 PM. Anyone wishing to attend should RSVP to Richard Arter at 941-362-1200 or via email at investor@sunhydraulics.com.

4th Quarter, Year End Release, Webcast

Sun Hydraulics will release complete 4th quarter and year-end 2003 financial results on Tuesday, March 2, 2004, at approximately 11:00 AM ET. The Company’s webcast with analysts will be held the following day, Wednesday, March 3, 2004, at 2:30 PM ET. To listen to the webcast, go to http://investor.sunhydraulics.com/medialist.cfm. Anyone wishing to submit questions to the Company via email, which will then be answered during the webcast, can submit them to investor@sunhydraulics.com anytime prior to the webcast.

Sun Hydraulics Corporation is a leading designer and manufacturer of high performance screw-in hydraulic cartridge valves and manifolds for worldwide industrial and mobile markets. For more information about Sun, please visit our website at www.sunhydraulics.com.

FORWARD-LOOKING INFORMATION

Certain oral statements made by management from time to time and certain statements contained herein that are not historical facts are “forward-looking statements” within the meaning of Section 21E of the Securities Exchange Act of 1934 and, because such statements involve risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements. Forward-looking statements, including those in Management’s Discussion and Analysis of Financial Condition and Results of Operations are statements regarding the intent, belief or current expectations, estimates or projections of the Company, its Directors or its Officers about the Company and the industry in which it operates, and assumptions made by management, and include among other items, (i) the Company’s strategies regarding growth, including its intention to develop new products; (ii) the Company’s financing plans; (iii) trends affecting the Company’s financial condition or results of operations; (iv) the Company’s ability to continue to control costs and to meet its liquidity and other financing needs; (v) the declaration and payment of dividends; and (vi) the Company’s ability to respond to changes in customer demand domestically and internationally, including as a result of standardization. Although the Company believes that its expectations are based on reasonable assumptions, it can give no assurance that the anticipated results will occur.

Important factors that could cause the actual results to differ materially from those in the forward-looking statements include, among other items, (i) the economic cyclicality of the capital goods industry in general and the hydraulic valve and manifold industry in particular, which directly affect customer orders, lead times and sales volume; (ii) conditions in the capital markets, including the interest rate environment and the availability of capital; (iii) changes in the competitive marketplace that could affect the Company’s revenue and/or cost bases, such as increased competition, lack of qualified engineering, marketing, management or other personnel, and increased labor and raw materials costs; (iv) changes in technology or customer requirements, such as standardization of the cavity into which screw-in cartridge valves must fit, which could render the Company’s products or technologies noncompetitive or obsolete; (v) new product introductions, product sales mix and the geographic mix of sales nationally and internationally; and (vi) changes relating to the Company’s international sales, including changes in regulatory requirements or tariffs, trade or currency restrictions, fluctuations in exchange rates, and tax and collection issues. Further information relating to factors that could cause actual results to differ from those anticipated is included but not limited to information under the heading “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in the Company’s Form 10-Q for the quarter ended September 27, 2003, and under the heading “Business” and particularly under the subheading, “Business Risk Factors” in the Company’s Form 10-K for the year ended December 28, 2002. The Company disclaims any intention or obligation to update or revise forward-looking statements, whether as a result of new information, future events or otherwise.